EXHIBIT 10.31

Confidential

November 2, 2022

Dan Redington

Via email: dtr1004@gmail.com

Dear Dan,

On behalf of Ribbon Communications Inc. (“Ribbon”) and Ribbon Communications Operating Company, Inc. (“RCOC” and Ribbon and RCOC, together with its affiliates who may employ you from time to time, the “Company”), I am pleased to provide you with this written offer of employment (this “Agreement”) as Ribbon’s Executive Vice President of Global Sales, effective as of November 28, 2022 (the “Start Date”). This Agreement is entered into as of the date set forth above and shall be effective as of the Start Date.

1.Compensation.  During your employment with the Company:

(a)  Base Salary. Your initial base salary will be at the annualized rate of $405,000 (your base salary, as may be adjusted from time to time, “Base Salary”), less applicable local, state and federal withholdings, paid in accordance with the Company’s normal payroll practices.  Your Base Salary will be subject to review and adjustment by Ribbon’s Board of Directors (the “Board”) or Compensation Committee of the Board (the “Committee”) in its sole discretion.

(b)   Annual Bonus.  Effective January 1, 2023, you will be eligible to receive annual variable cash bonus based on achievement of certain corporate and/or individual objectives (“Annual Bonus”). Subject to achievement of such objectives for the applicable year, the target Annual Bonus shall equal seventy-five percent (75%) of your Base Salary. The Annual Bonus for each fiscal year will be based on the achievement of objectives determined by the Board or the Committee.  Your Annual Bonus, if any, shall be paid as soon as reasonably practicable following Ribbon’s public disclosure of its financial results for the applicable bonus period and the Board’s or Committee’s approval of the bonus under the then-applicable Ribbon bonus plan, subject to your continued employment with the Company through the date of such payment (except as otherwise set forth in any written agreement by and between the Company and you).

(c)  Equity Awards.  Subject to your commencement of employment on the Start Date and approval by the Committee:

(i)	You will, on December 15, 2022 (the “Grant Date”), be granted restricted stock units (the “Sign On RSUs”) that, upon vesting, will be settled in shares of common stock of Ribbon with a value (as of the Grant Date) equal to $375,000, calculated consistent with such grants made to similarly situated employees of the Company. Subject to your active and continuous employment with the Company through the applicable vesting date, the Sign On RSUs will vest on the first anniversary of the Grant Date. Notwithstanding the foregoing, your grant will be subject to, and you will be required to, enter into a restricted stock unit agreement in the Company’s applicable form in connection with the grant of the Sign On RSUs.

(ii)	You will be granted restricted stock units (the “RSUs”) that, upon vesting, will be settled in shares of common stock of Ribbon with a value (as of the Grant Date) equal to $350,000,

calculated consistent with such grants made to similarly situated employees of the Company. The RSUs will be granted on December 15, 2022. Subject to your active and continuous employment with the Company through the applicable vesting date, the RSUs will vest as follows: (A) 1/3rd of your RSUs on the first anniversary of the Grant Date (the “Initial Vesting Date”); and (B) the remaining 2/3rd of your RSUs vesting in four (4) equal installments on each six (6) month anniversary of the Initial Vesting Date. Notwithstanding the foregoing, your grant will be subject to, and you will be required to, enter into a restricted stock unit agreement in the Company’s applicable form in connection with the grant of the RSUs.

(iii)	You will, following January 1, 2023, be granted performance share units (the “PSUs”) that, upon vesting, will be settled in shares of common stock of Ribbon with a value (as of the Grant Date) equal to $350,000 calculated consistent with such grants made to similarly situated employees of the Company. Notwithstanding the foregoing, your grant will be subject to, and you will be required to, enter into a performance stock unit agreement in the Company’s applicable form in connection with the grant of the Sign On PSUs.

(iv)	Except as set forth herein, you shall not be entitled to any other equity awards from the Company during the fiscal year ending December 31, 2023. Following the fiscal year ending December 31, 2023, subject to Board or Committee approval, you will be eligible to receive annual equity incentive awards under the Plan at such times, in such amounts and forms, and on such terms as are determined by the Board or Committee, taking into account your role and responsibilities. You will be required to enter into equity award agreement(s) in the Company’s then-applicable form in connection with the grant of any future awards described in this Section 1(c)(iv).

2.Benefits.  During your employment with the Company, you will be entitled to the following benefits:

(a)You will be entitled to vacation consistent with Company policy and limitations, under which you will initially accrue (3) weeks of vacation per year beginning on the Start Date;

(b)You will be entitled to participate as an employee of the Company in all health and welfare benefit plans and receive fringe benefits and perquisites generally provided to similarly situated employees of the Company in accordance with applicable Company plan, policy or program, which currently include group health, life and dental insurance, and a 401(k) plan.  Notwithstanding the foregoing, the Company retains the right to change, add or cease any particular compensation or benefit for its employees in its sole discretion; and

(c)The Company will reimburse you for all reasonable travel, business development, meals, entertainment and other expenses incurred by you in connection with the performance of your duties and obligations on behalf of the Company.  You will comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

3.Employment Relationship.  The Company’s obligations under this Agreement are contingent upon your satisfactory completion of our pre-employment reference check and background check investigation and your verification of your identity and employment eligibility. No provision of this Agreement shall be construed to create an express or implied employment contract for a specific period of time.  Employment at the Company is considered “at will” and either you or the Company may terminate the employment relationship at any time and for any reason, subject to compliance with the Severance Agreement. As a full-

time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. As the Company’s organization evolves, its reporting structure may change and you may be assigned such other management duties and responsibilities as the Company may determine, in addition to performing duties and responsibilities reflected above.

4.Termination and Eligibility for Severance.  The parties acknowledge and agree that they will enter into a severance agreement in substantially the form attached hereto as Attachment 1 (the “Severance Agreement”) on the Start Date.  Except as set forth in the Severance Agreement, you will not be entitled to any severance or other termination payments or benefits from the Company or any of its affiliates.

5.Previous Employment.  By accepting employment with the Company, you represent the following: (a) any notice period you are required to give or to serve with a previous employer has expired and that by entering into or performing any of your duties for the Company, you will not be in breach of any other obligation binding on you; (b) you will not use or disclose any confidential information in breach of any agreement you may have with a previous employer or any other person; and (c) you are not currently party to or bound by the terms of any non-competition, non-solicitation, confidentiality or non-disclosure agreement or other agreement with a previous employer or any other party which could impair or interfere in any manner with your ability to fully satisfy your obligations and duties hereunder.

6.Confidentiality.  The Company considers the protection of its confidential information and proprietary materials to be very important.  Therefore, as a condition of your employment, you and the Company will become parties to the Confidentiality, Non-Competition and Assignment of Inventions Agreement, as set forth on Attachment 2 hereto.  This attached agreement must be signed and returned to the Company as soon as practicable following the Start Date.

7.            Indemnity.  As an executive of the Company, the Company will provide you with an Indemnity Agreement on the Company’s standard form.

8.General.

(a)	This Agreement, together with the agreements referenced herein, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b)	This Agreement and your employment are contingent upon the Company’s standard onboarding processes, which may include background and reference checks and satisfactory proof of your right to work in the United States. You agree to provide any documentation or information at the Company’s reasonable request to facilitate these processes (if any).

(c)	This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

(d)	The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable. Except as modified hereby, this Agreement shall remain unmodified and in full force and effect.

(e)	This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations,

duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, the Company may assign its rights and obligations hereunder and, in the event of such assignment, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall be solely obligated to discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

(f)	All notices shall be in writing and shall be delivered personally (including by courier), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address: Ribbon Communications Legal Department, 3605 E. Plano Parkway, Plano, Texas 75074, and to you at the most current address we have in your employment file. Any such notice shall be deemed given when so delivered personally or, if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail. Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(g)	Arbitration.

i.	Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement will be finally settled by binding arbitration in the county where you performed your principal work duties for the Company, under the jurisdiction of the American Arbitration Association or other mutually agreeable alternative arbitration dispute resolution service, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association or other selected service, modified only as herein expressly provided. You acknowledge receipt of the applicable AAA Employment Arbitration Rules and Mediation Procedures which may be found at the AAA website here https://www.adr.org/Rules. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

ii.	The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

iii.	The fees and expenses of the arbitration will be borne as provided in the AAA Costs of Arbitration section, and each party will bear the fees and expenses of its own attorney, unless the arbitrator finds that a statutory award of attorneys’ fees and/or costs is appropriate.

iv.	The parties waive their rights to a class or collective action. The parties agree that claims may not be joined, consolidated, or heard together with claims of any other current or former employee of the Company or other third party.

v.	The parties agree that this Section 8(g) has been included to resolve any disputes between them with respect to this Agreement or your employment, and that this Section 8(g) will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order and other than claims for unemployment insurance benefits or workers compensation benefits or other claims which by law cannot be subject to a mandatory arbitration agreement. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive, to the maximum extent allowed by law, any and all right to a class or collection action or a trial by jury in or with respect to such litigation.

vi.	The parties will keep confidential, and will not disclose to any person, except as may be required by law or the rules and regulations of the Securities and Exchange Commission or other government agencies, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof; notwithstanding the foregoing, nothing herein shall restrict you from communicating with a government agency or engaging in protected concerted activity that cannot be waived by such an agreement not to disclose.

(h)	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof or of any other jurisdiction.

(i)	The Company is an equal opportunity employer.

9.Acceptance. You may accept the terms and conditions described herein by confirming your acceptance in writing.  Please send your countersignature to this Agreement to the Company, or via e-mail to me, which execution will evidence your agreement with the terms and conditions set forth herein.

Sincerely,

/s/ Bruce McClelland________

Bruce McClelland

On behalf of Ribbon Communications Inc. and Ribbon Communications Operating Company, Inc.

Accepted as of the first date set forth above by:

/s/ Dan Redington___________

Dan Redington

Signature Page to Employment Letter

Attachment 1

Severance Agreement

[see attached]

EXHIBIT 10.31

Attachment 2

Confidentiality, Non-Competition, Non-Solicitation And Assignment of Inventions Agreement

[see attached]

2